Exhibit 5.1

October 31, 2025

WEC Energy Group, Inc.

231 West Michigan Street

Milwaukee, WI 53203

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-3 (Registration Statement No. 333-281253) filed by WEC Energy Group, Inc., a Wisconsin corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on August 5, 2024 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to the registration of the offer and sale of shares of the Company's Common Stock, $.01 par value (“Common Stock”), for an aggregate sales price of up to $3,000,000,000 (the “Shares”) pursuant to (i) the Distribution Agreement dated as of October 31, 2025 (the “Distribution Agreement”), among the Company and each of Barclays Capital Inc., BMO Capital Markets Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC, as sales agent and/or principal, and each of Barclays Bank PLC, Bank of Montreal, Bank of America, N.A., Citibank, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, N.A., KeyBanc Capital Markets Inc., Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Royal Bank of Canada, The Bank of Nova Scotia, The Toronto-Dominion Bank and Wells Fargo Bank, National Association, as forward purchaser (collectively, the “Forward Purchasers”), (ii) separate letter agreements in the form attached as Exhibit B-1 to the Distribution Agreement that may from time to time be entered into with any of the Forward Purchasers, as described in the Distribution Agreement (each, an “Initially Priced Forward Confirmation”), and (iii) separate letter agreements in the form attached as Exhibit B-2 to the Distribution Agreement that may from time to time be entered into with any of Goldman Sachs & Co. LLC, Citibank, N.A. or Wells Fargo Bank, National Association, as Forward Purchasers (each, a “Collared Forward Confirmation” and together with the Initially Priced Forward Confirmation, the “Forward Confirmation”).

I am the Vice President and Deputy General Counsel of WEC Business Service LLC. This opinion is being furnished to be filed as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement. In furnishing such opinion, I have examined (i) the Registration Statement, including the prospectus dated August 5, 2024 contained therein (the “Base Prospectus”); (ii) the prospectus supplement relating to the Shares dated October 31, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”); (iii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iv) the Distribution Agreement, the form of Initially Priced Forward Confirmation attached as Exhibit B-1 to the Distribution Agreement and the form of Collared Forward Confirmation attached as Exhibit B-2 to the Distribution Agreement; (v) the corporate proceedings relating thereto and the authorization for the issuance and/or sale of the Shares thereunder; and (vi) such matters of law as I have deemed necessary in order to render this opinion. In such examinations, I have assumed the genuineness of all signatures on all original documents, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all copies submitted to me, the authenticity of the originals of documents submitted to me as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Based upon and subject to the foregoing, and subject to the other qualifications and limitations set forth herein, I am of the opinion that when the Shares are issued and paid for in accordance with the terms of the Distribution Agreement and any Forward Confirmation, the Shares will be validly issued, fully paid and nonassessable by the Company.

WEC Energy Group, Inc.

October 31, 2025

I am a member of the bar of the State of Wisconsin and I do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of Wisconsin.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to my name and this opinion under the caption “Legal Matters” in the Prospectus. In giving this consent, I do not admit that I come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the SEC. This opinion letter may not be relied upon, furnished or quoted by you for any other purpose.

Very truly yours,

/s/ Joshua M. Erickson

Joshua M. Erickson
Vice President and Deputy General Counsel
WEC Business Services LLC